As filed with the Securities and Exchange Commission on March 13, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

BOOMERANG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2306487
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

30B Vreeland Road, Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

2012 Stock Incentive Plan
(Full title of the plan)

Mark Patterson, Chief Executive Officer

Boomerang Systems, Inc.

30B Vreeland Road

Florham Park, NJ 07932

(Name and address of agent for service)

(973) 387-8462
(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman, Esq.

Brad L. Shiffman, Esq.

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

common stock, $0.001 par value per share	2,000,000 shares (2)	$2.40	$4,800,000	$654.72

(1)    In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers an indeterminate number of shares of the registrant’s common stock which may be issued pursuant to the anti-dilution provisions of the registrant’s 2012 Stock Incentive Plan.

(2)    Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant’s common stock as reported on Nasdaq on March 8, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*   Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC on January 15, 2013.

2.	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012 filed with the SEC on Febuary 14, 2013.

3.	Current Reports on Form 8-K filed with the SEC on January 23, 2013 and March 4, 2013.

4.	The description of the registrant’s common stock contained in its Registration Statement on Form 8-A together with any amendments thereto.

5.	All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.

Any reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant’s by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of Liebman, Goldberg & Hymowitz LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on March 13, 2013.

Boomerang Systems, Inc.

By:	/s/ Mark Patterson
Mark Patterson, Chief Executive Officer

Each person whose signature appears below authorizes each of Mark Patterson and Christopher Mulvihill, or either of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Boomerang Systems, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Mark Patterson	Chief Executive Officer (Principal Executive	March 13, 2013
Mark Patterson	Officer) and Director

/s/Scott Shepherd	Chief Financial Officer (Principal Financial and	March 13, 2013
Scott Shepherd	Accounting Officer)

/s/Joseph R. Bellantoni	Director	March 13, 2013
Joseph R. Bellantoni

/s/Maureen Cowell	Director	March 13, 2013
Maureen Cowell

/s/Stanley Checketts	Director	March 13, 2013
Stanley Checketts

/s/Steven C. Rockefeller, Jr.	Director	March 13, 2013
Steven C. Rockefeller, Jr.

/s/Kevin Cassidy	Director	March 13, 2013
Kevin Cassidy

/s/Anthony P Miele, III	Director	March 13, 2013
Anthony P. Miele, III

/s/Christopher Mulvihill	Director	March 13, 2013
Christopher Mulvihill

Exhibit Index

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of Liebman, Goldberg & Hymowitz, LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of the Registration Statement)